ARBOR INC. October 2, 2002 Mr. Rogerio Netto da Paz President CPL Construcoes e Comercio Inc. Ave. Concelcao, 321, Villa Rezende Piracicaba, Sao Paulo Brazil, 13405-280 LOAN PROPOSAL ("L.P.")

Dear Sir:

Pursuant to the analysis of the documents submitted to us regarding the project described herein. We are pleased to present to CPL Construcoes e Comercio Inc. ("CPL") this Loan Proposal in connection with the funding of said project. For the purpose of this L.P., Mr. Rogerio Netto da Paz is acting on behalf of ("CPL"), hereafter referred to as "The Client"; Arbor Inc. and its nominees are hereafter referred to as the Lender, in a transaction of $3,000,000.00 (U.S. dollars). $2,000,000 in cash and $1,000,000 assigned to Arbor Inc. by Costas Michael Takkas, being part of a debt owed to him by CPL.

PREAMBLE:
1.	"THE CLIENT" through Costas Michael Takkas (C.M.T.) has made it known to Arbor Inc. ("Arbor"), that it needs funding for the project described herein, as substantiated by the exchange of correspondence between CMT and Arbor.

2.	Arbor has made it known to C.M.T. of the possibility to obtain funds in the United States, through a private placement to its shareholders.
3.	The attached non circumvention agreement (Annex A) is part of this Loan Proposal.
SUMMARY OF TERMS AND CONDITIONS SECTION 1 LOAN PROPOSAL (L.P.)
1.	BORROWER:		CPL Construcoes e Comercio Inc. Ave Concelcao, 321, Villa Rezende Piracicaba, S Sao Paulo, Brazil 13405-280
2.	LENDER:		Arbor Inc. who may, at it's sole discretion, assign, sell or transfer any and all of its interests in virtue of this L.P.
3.	DESCRIPTION OF THE PROJECT:

(As extracted from the Client's Business Plan)

The project refers to the construction of approx. 24,000 residential units (one-story house) for approx. ten (10) years, with 48 m(sq) of built area each one, in a plot of ground about 181 m(sq). These houses will be built in Piracicaba and region Sao Paulo State - Brazil.

According to the Client's budget, the total cost of each residential unit will be approx. $6,200 (U.S.Dollars), including lot, building, and all the infrastructure.

The total sales of this project will be approx. $296,000,000 (U.S.Dollars.), for the 24,000 units in ten (10) years. Thus, each unit will be sold for approx. $12,300 (U.S.Dollars.).

Cost & Benefit relation per unit
	Total Sales Value Cost Value Taxes Value (ISS, PIS/Finsocial) - incl. In cost V. - Indirect costs (administration) Estimated Gross Profit/Unit			US $ 12,333.35 5,728.85 458.30 US$ 6,146.20
4.	PROPOSED CONVENTIONAL FINANCING IN VIRTUE OF THIS LOAN PROPOSAL:			A total amount of $3,000,000.00
5.	TYPE OF LOAN:			Revolving construction loan
6.	TERM:			On demand
7.	CURRENCY:			All figures expressed herein are in U.S. dollars
8.	DISBURSEMENT
Disbursement of $2,000,000 in cash as per agreed budget upon closing of the loan described herein. The loan will be disbursed only once the registration of the Lender's securities has been completed, the requirements pertaining to insurance have been met, any and all other contingent conditions have been met, and the cost of the completed project has been ascertained, in any event no later than September 30th.
9.	BEFORE DISBURSEMENT
Before any disbursement of loan proceed is made an engineering firm (designated engineer) acceptable to the Lender will be retained by the Borrower at the Borrower's expense to review all plans and final designs as well as all other pertinent documents related to the work to be completed in virtue of the project. The Lender shall receive a formal opinion from said designated engineer regarding:

  Final copy of blue prints and plans to be provided by the architect of the project.
  Conformity with the local construction codes and zoning rules and regulations.
  Construction schedule as provided by the Borrower.
  Review and approbation of the budget provided by the Borrower.
  Review and approbation of the surveyor report on the land.
  Confirmation of all budgets related to the costs of the project (direct costs and indirect costs) by way of signed contracts with a general contractor , which contracts will be in conformity with the documents provided by the Borrower.
  Certified opinion report, signed by the designated engineer in regards to the development costs of the infrastructure of the project described herein, said cost established at no less than the costs specified herein.
  Construction schedule as prepared by the General Contractor together with a cash flow schedule summarizing the needs for funds and the dates.
  Designated engineer's certificate confirming that the contracts signed with the General Contractor are in conformity with the plans and designs.
  Confirmation of obtaining of a "Performance Bond" in the name of the General Contractor, said Performance Bond to be issued by an insurance company acceptable to the Lender.

	Note:			All the above documents shall need to be provided within the delays prescribed and be fully acceptable to the Lender.
10.	REIMBURSEMENT
The principal amount including the assigned debt and the revolving construction loan will start to be payable on the 17th month after the disbursement of the initial funds as follows:
Month 17 : $1,000,000.00 Month 20 : $1,000,000.00 Month 23 : $250,000.00 Month 32 : $750,000.00
11.	FIXED GUARANTED OF RETURN
The rate of return will be a fixed and guaranteed as follows:
During the period of the loan and it's repayment it is agreed that 1281 units will be built and sold. The estimated operating profit for this amount of units being approx. $7,498,000. CPL agreed to fix and guarantee a return equal to approx. 20% of this operating profit $1,500,000 to be paid over the period of sales (as per attached budget - Annex B) on a quarterly basis of $150,000 per quarter from month 8 until month 35.
12.	OPTIONS
Arbor will have the right at any time during the period of the loan to convert to a 20% equity ownership of CPL for its remaining interest in the guaranteed and fixed return. Any amount paid before hand allowing a distribution to CPL (including cash used to repay prior debts) equal to 5 times that amount and thereafter as per dividend issue.

Arbor will also have the right at any time during the period of the loan to agree to participate in the ongoing project as a 50/50 partner with CPL on the basis of that a 50% participation costs $750,000. I.e. The total ongoing Capital is agreed to be $1,500,000 and therefore as an example, if 20% is already owned by Arbor, to increase this to 50% they will have to input $450,000 with CPL keeping $1,050,000 on its books. All parties to sign non-compete agreements.

13.	SECURITY AND LOAN DOCUMENTS SECURITY AND GUARANTEES
All indebtness to the Lender , the loan amount and the fixed guaranteed return will be secured by the following, each in a form and substance satisfactory to the Lender and its Legal Counsel.
	1.	Deed of loan coupled to a mortgage on 83 pieces of land, grouped into 3 cattle raising farms located in two different cities in the State of Tocantins.
		-	Fazenda Brejo Gleba 1
			Location:	Wanderlandia, State of Tocantins, Brazil
			Area:	10,000 hectares
			Price per hectare:	R $190.00 (approx. $63 US)
			Total Value:	R $1,900,000.00 (approx. $633,300 US)
The information above was obtained by Moreira Lima, Royster & Ohno (letter 10.18.01) from a certificate issued by the Tocantins Regional Office of the Agrarian Agency ("INCRA"), dated Nov. 6, 2000.
		-	Fazenda Brefo Gleba 2
			Location:	Wanderlandia, State of Tocantins, Brazil
			Area:	10,000 hectares
			Price per hectare:	R $190.00 (aprrox. $63 US)
			Total Value:	R $1,900,000.00 (approx. $633,300 US)
The information above was obtained by Moreira Lima, Royster & Ohno (letter 10.18.01) from a certificate issued by the Tocantins Regiona Office of the Agrarian Agency ("INCRA"), dated Nov. 6, 2000.
		-	Fazenda Sao Martins
			Location:	Sao Vento do Tocantins, State of Tocantins, Brazil
			Area:	35,100.00 hectares
			Price per hectare:	R $160.00 (aprrox. $53 US)
			Total Value:	R$5,616,000.00 (approx. $1,872,000 US)
The information above was obtained by Moreira Lima, Royster & Ohno (letter 10.18.01) from a certificate issued by the Regional Office of Tocantins of INCRA, dated Nov. 6, 2000.
		-	Fazenda Sao Martins II
			Location:	Sao Vento do Tocantins, State of Tocantins, Brazil
			Area:	36,477.00 hectares
			Price per hectare:	R $160.00 (aprrox. $53 US)
			Total Value:	R$5,836,320.00 (approx. $1,945,440 US)
The information above was obtained by Moreira Lima, Royster & Ohno (letter 10.18.01) from a certificate issued by the Regional Office of Tocantins of INCRA, dated Nov. 6, 2000.
	2.	Specific assignment of any and all excess money generated by the project, such money identified as "cash carried forward" in the cash flow budget attached hereto in Annex "B" which was provided by the Client to Arbor.
	3.	Satisfactory insurance coverage with loss payable to the Lender.
	4.	Specific assignment of construction contract and/or any management contract.
	5.	Specific assignment of architectural contract, extended to all plans and specifications.
	6.	International Performance Bond in the amount of 15% of the guaranteed fixed price construction contract.
14.	LOAN DOCUMENT
Lender's counsel shall prepare the necessary documentation in order to comply with all the terms and conditions of the Loan Proposal and to comply with applicable law.

Any and all legal costs shall be borne by the Borrower (*). Documentation shall include, but not be limited to, the following instruments to be executed at closing:

  Good standing Certificate
  Partnership resolutions
  Certified copies of Articles of Bylaws
  Promissory note
  Mortgage and Security Agreement (Spreader agreement shall be included)
  Construction loan agreement (when applicable)
  Borrower's Affidavit and indemnity (re: Hazardous or Toxic materials)
  Borrower's Affidavit (re: leins, possesions, licenses, gap, etc.)
  Collateral Assignment of Construction Contracts, Licenses and Permits (when applicable)
  Opinion of Borrower's Counsel
  Notice of Borrower's Counsel
  Notice of Commencement
  Subordination Agreement (from Shareholders)
  Waiver of Right to Jury Trial
  Opinion confirming evidence of all corporate authorities together with an opinion of the Borrower's Counsel as to usual matters, such as corporate authorities, absence of litigation, enforceability of security, and execution of all security listed herein.
  Opinion confirming evidence of satisfactory title and the absence of charges other than the ones disclosed herein.

(*) Any and all fees will need to be pre-authorized by the Borrower.

15.	REQUIREMENTS
	a.	Evidence that the Property as intended to be improved meets all material local and state building Construction and fire codes, zoning requirements, energy and environmental codes.
	b.	Evidence that the Property is zoned to permit the improvements thereon and that there are, in full force and effect, valid approvals, variances and permits, including any required building permits and concurrence approvals, issued by all governmental authorities having jurisdiction thereon, to the extent the absence of any of the following would have material adverse effect on the ability of the Borrower to make said improvements.
	c.	Evidence that all utilities (water, electricity, telephone and sewer) are available and sufficient to service the Property and any proposed improvements.
	d.	Borrower shall provide the facilitator with three (3) originals of a current survey of the Property, prepared, sealed, and certified to the lender, its legal counsel and the Title Company by a duly registered surveyor or engineer, which survey shall reflect the correct legal description of the Property, shall show location and parameter boundaries of the Property, shall disclose access, elevations, all improvements, encroachments, easements and rights of way, and shall reflect no meterially adverse conditions unsatisfactory to the facilitator, and its counsel.
	e.	Borrower shall provide the lender, no later than ten (10) days prior to the first advance all the required material permits and licenses for construction of the improvements.
	f.	Borrower shall, at Borrower's expense, provide the lender with a Phase 1 environmental audit, certified by an environmental engineer, acceptable to the facilitator, evidencing that there are no hazardous waste or materials, as definedd by federal, state or local law, of any kind stored, kept, disposed upon or otherwise affecting the Property or any portion thereof. In the event said report indicates there are material levels of any such hazardous wastes or materials, the lender may, in its sole and absolute discretion, either (i) require as a condition to closing that all appropriate reasonable corrective action be taken, or (ii) cancel and terminate any eventual commitment.
16.	COVENANTS
Once the transaction will be disbursed, and as long as the Client will have an outstanding principal due to the Lender, the Borrower undertakes to respect the following covenants:
	a.	The Borrower understakes not to pay the administrator any bonus, dividends, and/or any extraordinary expenses, without prior obtaining the written consent of the Lender. Such consent shall not be unreasonably withheld.
	b.	The Borrower shall not encumber the property offered as collateral with any other obligations then the funding described herein.
	c.	The Borrower undertakes to ensure that all necessary licenses and permits that are material for the operation of the project are kept current at all times and assignable to the Lender and in accordance with applicable laws.
	d.	The Borrower undertakes to provide the Lender on a monthly basis with monthly turn over reports allowing the Lender to properly follow up and analyze the tax grant referred to herein.
	e.	The Borrower undertakes to provide the Lender with quarterly operating results, within a period of 30 days from the end of said period.
	f.	The Borrower undertakes to provide the Lender with annual year end (audited) results, within a period of 120 days from the expiration of said year end.
17.	TIME REQUIREMENTS
Documentation and action of clauses herein are expected to occur prior to disbursement by September 30th. Should this requirement not be met, then this contract will become null and void.
18.	CONSTRUCTION OF IMPROVEMENTS
The improvements to be constructed by the Borrower shall be constructed in accordance with the final plans and specifications approved by the Lender and the applicable governmental authorities. Disbursements of the Loan proceeds shall be made by the Lender in accordance with a schedule to be acceptable by the parties and shall be subject to all of the conditions for advances specified in the Construction Loan Agreement to be prepared by the Lender's counsel. Construction of the improvements, same as progresses, shall be inspected and monitored by an architect, engineer or other inspector satisfactory to the Lender, at Borrower's expense.
19.	AVAILABILITY OF FUNDS
Procedures of Disbursements
	i	The designated engineer or Project Manager, will conduct an inspection of the construction work at least once a month, at the Borrower's expense and will submit to the Lender a Certified Report confirming:
			Note:	The designated engineer referred to in this section of the Loan Proposal will need to be satisfactory to both the Lender and the Borrower, before being formally appointed to the project. The Borrower will have the opportunity to refer to the Lender a firm of engineers of its choice, and providing that the Lender can be satisfied with the credibility and experience of said firm, the Lender will not object to its appointment.
		1.	the construction work progresses according to the original schedule respecting the disbursement schedule originally planned.
		2.	the construction work progresses according to the original schedule respecting the disbursement schedule originally planned.
		3.	the remaining funds to be disbursed are sufficient to complete the project as planned.
		4.	obtain the Lender's authorization for any construction cost increase exceeding $50,0000.00.
		5.	require the funds exclusively for the project.
		6.	provide access to the construction site to the Lender and/or its inspector at all times.
		7.	authorize the Lender to disburse funds with joint payment to the Borrower and the General Contractor and/or Project Manager, and/or other parties, as required by the General Contractor.
		8.	provide a summary of the expenses, confirming the original budget together with a certificate signed by the General Contractor/Project Manager, confirming the use of the funds required for payment.
		9.	cover with an additional investment, any situation of cost overrun.
		10.	provide the Lender with account statements and detailed invoices from the suppliers not covered in the General Contractor's Agreement.
		11.	any request for funds has to be done by writing by way of certificate signed by the designated engineer and be fully documented and confirmed that the non disbursement portion of the proposed financing will be sufficient to complete the project.
		12.	In addition said certificate will confirm that the advances required are in respect and in conformity with the budget.
		13.	each request for funds will be for a minimum amount of $500,000.00
		14.	in a case where the designated engineer of the project cannot reconcile the expense statement of the project as provided by the Borrower, the Lender reserves the right to suspend any additional advances until the differences (discrepancies) are resolved at the entire satisfaction of the designated engineer.
		15.	there will be a hold for priviledges of ten (10) percent calculated on the value of the work and material of any advances.
		16.	in the situation where the costs exceed the projected costs of the Borrower, said Borrower will be able to pay from its own money said costs of overruns, before any other advances are made by the Lender, and then the Borrower will need to demonstrate that the undisbursed funds are sufficient, in the opinion of the Lender, to complete the project.
20.	CLEAR TITLE CERTIFICATE
Prior to disbursement, the Lender's legal counsel shall provide the Lender with a Clear Title Certificate in an amount, in form and substance, satisfactory to the Lender, confirming that the Lender has a valid first lien upon the Property. Said Clear Title Certificate shall contain no exceptions other than those approved by the Lender prior to closing, shall insure over the standard exceptions and the gap exception and shall be updated by endorsement from time to time as required by the Lender.
21.	INSURANCE
	1.	Liability insurance no less than $2,000,000.00 naming the Lender as as additional insured, flood, windstorm insurance and fire and extended coverage insurance with each policy containing mortgage loss payable clauses satisfactory to the Lender and all of such policies containing an agreement to notify the Lender in writing at least thirty (30) days prior to any cancellation or reduction in coverage of such policy, covering such hazards, in such amounts, in such form and issued by such carriers as shall have been approved by the Lender. The original of the flood, fire and extended coverage policies shall be delivered to the Lender at the time of the closing of the Lien.
	2.	A certificate from an insurance company satisfactory to the Lender indicating that Borrower and Borrower's General Contractor are covered by public liability and workmen's compensation insurance to the satisfaction of the Lender.
	3.	A builder's risk insurance policy. In addition a fire and extended coverage insurance shall be required until the improvements are completed and the flood and windstorm policy shall not be required until the roof and the walls are built, or such earlier time as required by applicable laws and regulations.
SECTION II CONDITION OF COMPLETION AND DISBURSEMENT
1.	While working to the completion of the transaction described herein upon the occurrence of any of the following events, Arbor may, in its sole and entire discretion, terminate this L.P., without further notice or obligations and without any liability whatsoever to the Client, or any third party:
a.	If all applicable conditions contained herein have not been met to the satisfaction of Arbor, or the transaction has not been disbursed within the delays prescibed herein (the latest September 30th), or the fault on any other obligation the Client may have in virtue of this L.P.

Upon Client making a general assignment for the benefit of creditors, or if there is filed by or against the Client, a petition in bankruptcy, or for the appointment of a receiver, or if Client's business is discontinued as a going concern, or if there is a suspension of business, or in case of the issuance of any warrant or attachment against any of Client's property or the taking of possession of or assumption of control of all or any substantial part of the property of Client's business by any governmental agency.

Upon any material adverse change in the Client's conditions or upon the default by Client of any material obligation of Client to any third party. Also should an important change arise with respect to the nature of the risk prior to the date of the disbursement of the loan in virtue of this L.P., which change in the sole discretion of Arbor is considered to be unfavorable to Arbor may annul this L.P.

	b.	If any legal or administrative action, suit or proceeding shall be instituted or threatened against the Client or any judgment is entered or tax lien is filed against the Client.
2.	The completion and disbursement of the proposed loan by the Lender and the terms and condition contained herein are subject to the approval by the Lender's Legal Counsel and of the supervisory authorities regulating the Lender. If the terms of this L.P. to the obligations of the Lender hereunder conflict with any applicable law or regulation, such law or regulation shall control over and supersede any such conflicting term or obligation. The Client agrees that Arbor shall have no liability whatsoever to the Client, guarantors or any third party, including any intended or incidental beneficiary hereof, as a result of any such conflict.

3.	In signing the present L.P. the Client authorizes Arbor to obtain any and all information in its sole discretion deemed appropriate in the execution of its Due Diligence, verifying all aspects of the project and more importantly its viability.

"The Client", in order to facilitate the execution of said Due Diligence hereby binds and obliges himself to communicate to Arbor any and all pertinent documents of any nature that may be reasonably requested by Arbor.

Said document(s) shall be used exclusively by Arbor in connection with the execution of the Due Diligence to be performed in virtue of this L.P. and shall be returned without delay to the Client at the expiration of this L.P.. Furthermore, the Client does bind and obliges himself to inform Arbor of any and all facts and/or information of such nature that may influence the facilitator in executing the transaction described herein. Notwithstanding the generality of the foregoing, information related to changes in assets, liabilities, revenues of the Client shall be deemed to be facts and/or information contemplated by this section.

Also it is the Clients responsibility to provide Arbor with documents in English, and presented in a format acceptable to the facilitator. In addition should Arbor need to travel to Brazil in connection with the execution of the Due Diligence, the Borrower will need to cover any and all direct expenses of the Arbor, and should pay those expenses to Arbor, upon demand by Arbor.

4.	Notwithstanding any provision to the contrary, the Client agrees that any notice to be gien to him in connection with this L.P. will be sent at the following address and/or telephone number, namely:

CPL Construcoes e Comecio Inc.
Ave Concelcao, 321, Villa Rezende
Piracicaba, Sao Paulo, Brazil
13405-280
Tel: 011 55 19 3421 7736
Fax: 011 55 19 3421 7736

Arbor agrees that any notice to be given to him in connection with this L.P. will be sent at the following address, namely:

Arbor Inc.
1645 South Miami Avenue
Miami, FL. 33129
Tel: 305.854.8889
Fax: 305.854.8898

GOVERNING LAWS

Notwithstanding any provision to the contrary, the Client and Arbor hereby agree that this L.P. will be governed by and interpreted pursuant to the laws of the State of Florida and that venue for purposes of any litigation brought pursuant to this L.P. shall be exclusive and vest with the State and Federal Courts in Miami-Dade County, Florida. Further the Client voluntary agrees to submit to the jurisdiction of the State and Federal Courts domiciled in Miami-Dade County, Florida, and agrees that service of process may be effected by mail to the last known address of the Client and the records of Arbor.

In the event that litigation is brought to enforce this L.P. or any of the terms therof, the parties agree that the prevailing party in any such action shall be entitled to recover its attorney's fees and litigation expenses, through all appeals.

This being said, once the transaction is executed, and disbursed, the loan be subject to Brazilian laws.

REPRESENTATIONS OF THE CLIENT
The Client recognizes that he came to Arbor without being solicited by anyone at Arbor. The Client acknowledges and agrees that this L.P. is subject to and based on the accuracy of any and all information (written or verbal), representations and materials submitted by C.M.T. to Arbor in support of the Client's application at Arbor for the transaction described herein, including any and all exchange of correspondence between C.M.T. and Arbor, prior to issuing the L.P.. In addition, the Client hereby recognizes that this L.P. is also issued based on the fact that the Client (including shareholders and guarantors) represented to Arbor to be in a good financial situation. In the event of inaccuracy changes in the information, representations above mentioned, the Client recognizes the right of Arbor, in its sole and absolute discretion to terminate this L.P. and the Client understands that in such situations any and all of Arbor's obligations in virtue of this L.P. will be null and non avenue.

ARBOR REPRESENTATION
Arbor has the right but not the obligation to directly participate in the proposed investment.

If this L.P. is acceptable to you, please sign it where indicated and return a copy to our office.

If this L.P. is not accepted on or before October 9th, 2002, Arbor reserves the right in its sole discretion to cancel it.

Arbor Inc.

Costas Takkas, Director

RHM:ic

LOAN PROPOSAL ACCEPTATION DATED FOR REFERENCE THIS 2nd DAY OF OCTOBER, 2002.
Arbor Inc.
Witness: /s/ Robert Miller				/s/ Costas Michael Takkas Costas Michael Takkas for Arbor Inc.
Notary: ___________________				CPL Construcoes e Comercio Inc. /s/ Rogerio Netto da Paz Rogerio Netto da Paz

ANNEX "A"

NON-DISCLOSURE AND NON-CIRCUMVENTION

BILATERAL AGREEMENT

In consideration of the mutual promises contained herein, the undersigned parties, intending to be legally bound, hereby irrevocably agree not to circumvent, avoid or by-pass each other, directly or indirectly, to avoid payment of fees, commissions or other benefits, either financially or otherwise, in any corporation, trust, partnership, or other entity, in connection with any project, submitted by either signatories to other signatories or any other additions, renewals, extensions, rollovers, amendments, re-assignments, or otherwise relating to this project or any other project, which the parties to this Agreement shall be signatories.

Each of the signatories, separately and individually, and their associates hereby agree that (he/she) or (his/her) corporation, divisions, subsidiaries, employees, agents or consultants will not make any contract, deal or accord with any trust (corporate or otherwise), lenders or borrowers, buyers or sellers, introduced by another of the signatories, separately or individually, and their associates without the express permission of the introducing signatory (signatories). This Agreement is also effective for the signatories' heirs, assigns and designees.

The signatories hereby agree to keep completely confidential the names of corporations, organizations, individuals, trusts (corporate or otherwise) lenders, borrowers and buyers introduced by the name signatories or their associates. Such identity shall remain confidential for the duration of this Agreement, and shall include any phone numbers, addresses, telex numbers, et al. Such information is considered the property of the introducing signatory (signatories).

Nor shall any party to this agreement disclose or otherwise reveal to any third party any confidential information provided by the others, and particularly concerning trusts (corporate or otherwise) lenders, sellers, borrowers, buyers or other names and addresses, telex, facsimile, telephone numbers or any other means of access thereto, including bank information code, references, privileged information, without formal consent of the other parties of this Agreement.

This Agreement is a perpetuating permanent guarantee from the date affixed below and is to be applied to any and all transactions entertained by the signatories, present and/or future, as well as to the initial transaction, regardless of the success of the initial project, or the life of the current projects, transactions, additions, renewals, extensions, rollovers, amendments, new contracts or third party assignments, including subsequent follow-up, repeat, extended or renegotiated transactions. The signatories hereby confirm that the identities of the corporation, individuals and/or trust, lenders or borrowers, buyers and sellers, are currently the property of the introducing signatories and shall remain so for the duration of this Agreement.

Any controversy or claim arising out of or relating to this contract and Agreement, or the breach thereof, and which is not settled between the signatories themselves, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof, including the award to the aggrieved signatory (signatories), their heirs, assigns and/or designees, for the total remuneration received as a result of business conducted with the parties covered by this Agreement, plus all court costs, attorney fees, and other charge and damages deemed fair by the Arbitrator(s).

By signature below and execution of this Agreement, each of the named signatories, separately and individually, and their associates confirm that any corporation, organization, firm, company or individual of which the signer is a party to, a member of, a principal agent for, or in association with, is bound by this Agreement. If any of the signatories is an officer or his/her corporation, this signature represents a corporate guarantee of corporate responsibility with respect to this Agreement. It is understood that this Agreement is a reciprocal one between the signatories concerning their privileged information and contracts.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated for reference on the 2nd day of October 2002.

Witness: /s/ Robert Miller Witness: /s/				Arbor, Inc. /s/ Costas Michael Takkas Costas Michael Takkas for Arbor Inc. CPL Construcoes e Comercio Inc. /s/ Rogerio Netto da Paz Rogerio Netto da Paz